Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Announces Appointment of esther m. alegria, ph.d., to Board of Directors

Former SVP of Global Manufacturing at Biogen Has Nearly 30 Years of Biopharmaceutical Industry Experience

TUSTIN, CA, July 1, 2021 -- Avid Bioservices, Inc. (NASDAQ:CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced the appointment of Esther M. Alegria, Ph.D., as an independent member of the company’s board of directors. Dr. Alegria has nearly 30 years of biopharmaceutical industry experience spanning research and development, manufacturing, quality control, assurance and compliance, technology transfer and regulatory submissions supporting the development and commercialization of small and large molecule therapeutics and vaccines.

“I am happy to express the board’s excitement in welcoming Dr. Alegria as a new director,” said Joseph Carleone, Ph.D., Avid’s chairman of the board. “We are all looking forward to working alongside Dr. Alegria and tapping into her vast biopharma industry expertise.”

“Dr. Alegria has a broad and impressive professional background with experience that spans every aspect of the biopharmaceutical industry that is relevant to Avid’s CDMO business. This includes a tour as the senior vice president of global manufacturing at Biogen, a role in which she oversaw the manufacturing of a wide range of products including large-scale drug substances, as well as small molecule therapeutics, in world-class facilities around the globe,” said Nicholas Green, president and chief executive officer of Avid Bioservices. “The array of insight and guidance that she will be able to impart on our team based on her track record of success will be invaluable as we continue to execute against our growth strategy for the business.”

Dr. Alegria said, “I am thrilled to have the opportunity to join the Avid board, which I believe is one of the most accomplished collection of directors within the CDMO industry. Avid has made great strides over the past few years in establishing itself as a leader in this space and I am excited to offer the team my experience to support the company’s continued growth.”

Dr. Alegria currently serves as the chief executive officer of APIE Therapeutics, leading a team of seasoned industry experts focused on advancing novel treatments for idiopathic pulmonary fibrosis and heart failure toward clinical development. Prior to joining APIE, she was president and senior executive biopharmaceutical advisor at Catalyst Excel & Advance, an advisory firm providing operational guidance to senior executives working to launch new pharmaceutical and biopharmaceutical companies. In this role, Dr. Alegria leveraged her nearly 30 years of experience in research and development through commercialization to offer counsel to executives on topics including manufacturing, quality and process development.

She previously served as senior vice president of global manufacturing at Biogen, where she was responsible for the company’s successful manufacturing operations in Denmark, Massachusetts and North Carolina. These facilities covered the production of large-scale drug substances, medical device assemblies, finished goods, and small-molecule manufacturing operations. Dr. Alegria has also held positions of increasing responsibility in the R&D Wyeth Organization (now Pfizer), where she earned the company award for analytical technology in the development and launch of Prevnar. She holds a Ph.D. in chemistry from the University of Hawaii and an executive business management certification from Harvard Business School.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 28 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com